Exhibit 21

Nucor Corporation

2007 Form 10-K

Subsidiaries

Subsidiary	State/Jurisdiction of Incorporation
Nucor Overseas Holding, LLC	Delaware
Nucor Steel Auburn, Inc.	Delaware
Nucor Steel Birmingham, Inc.	Delaware
Nucor Steel Decatur, LLC.	Delaware
Nucor Steel Jackson, Inc.	Delaware
Nucor Steel Kankakee, Inc.	Delaware
Nucor Steel Marion, Inc.	Delaware
Nucor Steel Memphis, Inc.	Delaware
Nucor Steel Seattle, Inc.	Delaware
Nucor Steel Tuscaloosa, Inc	Delaware
Nucor-Yamato Steel Company	Delaware
Nu-Iron Holding (Barbados) SRL	Barbados
Nustrip Arkansas LLC	Delaware
Harris Steel Inc.	Delaware
Harris U.S. Holdings Inc	Delaware
Harris Steel Group, ULC	Alberta, Canada